UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2009 (February 2, 2009)

IMPLANT SCIENCES CORPORATION

(Exact name of Registrant as Specified in its Charter)

MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

001-14949	04-2837126
(Commission File Number)	(I.R.S. Employer Identification Number)

600 Research Drive
Wilmington, MA 01887
 (Address of Principal Executive Offices, including Zip Code)

(978) 752-1700
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 2, 2009, Implant Sciences Corporation (the “Company”) received a notice from the NYSE Alternext US LLC (the “Exchange”) stating that the Exchange intends to initiate proceedings to delist the Company’s common stock for failure to comply with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”).

As previously reported, the Exchange notified the Company in April 2008, June 2008 and November 2008 that it was not in compliance with Section 1003(a)(i) of the Company Guide, in that the Company had stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide, in that it had stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years; Section 1003(a)(iii) of the Company Guide, in that it had stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and Section 1003(a)(iv) of the Company Guide, in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

Also as previously reported, the Company submitted a plan of compliance to the Exchange in May 2008, in response to the April 2008 notification, which addressed the actions the Company had taken and will take that were intended to bring it into compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by October 2009. The Company submitted a revised plan of compliance to the Exchange in November 2008, in response to the November 2008 notification, which addressed additional actions the Company had taken and will take that were intended to bring it into compliance with Section 1003(a)(iv) of the Company Guide by February 2009.

The Exchange’s February 2 notice states that the Staff of the Exchange does not believe that the steps outlined in the Company’s revised compliance plan make a reasonable demonstration of the Company’s ability to regain compliance with all of the Exchange’s listing standards by October 9, 2009, and that, accordingly, the Company’s common stock is subject to immediate delisting proceedings.

In addition, the Exchange’s February 2 notice states that the Company’s common stock has closed at between $0.15 and $0.28 per share over the last 30 trading days, and that the Staff is concerned that, as a result of the low selling price, the Company’s common stock may not be suitable for auction market trading should the Company’s securities continue to be listed on the Exchange. The Staff has determined that this constitutes an additional deficiency and that, pursuant to Section 1003(f)(v) of the Company Guide, any continued listing of the Company’s common stock will be predicated on the Company effecting a reverse split of its common stock within a reasonable amount of time.

The Company is entitled to appeal the Staff’s determination to initiate delisting proceedings on or before February 9, 2009. The Company intends to file an appeal and to request a hearing before a committee of the Exchange.

Pursuant to the Company Guide, the Company expects that its common stock will remain listed for trading pending the outcome of the appeal, subject to the Exchange’s ongoing review of the matter. The Company can provide no assurance, however, that its appeal will be successful or that the Exchange will not suspend trading in the Company’s common stock prior to the hearing.

Item 7.01. Regulation FD Disclosure.

On February 6, 2009, the Company issued a press release announcing the notice described in Item 3.01 above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference. The press release and the information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Exhibits

99.1	Press release dated February 6, 2009, announcing receipt of receipt of notification from the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPLANT SCIENCES CORPORATION

By:         /s/ Glenn D. Bolduc
Glenn D. Bolduc
Chief Executive Officer

Date:  February 6, 2009

EXHIBIT INDEX

Exhibit No.                        Description

99.1	Press Release of Implant Sciences Corporation dated February 6, 2009.